SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 13, 2002

Integrated Silicon Solution, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23084	77-0199971

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2231 Lawson Lane
Santa Clara, California
95054
(Address of Principal Executive Offices)
(Zip Code)

Registrant’s telephone number, including area code: (408) 588-0800

(Former name or former address, if changed since last report)

Item 2.    Acquisition or Disposition of Assets

     On February 13, 2002, Integrated Silicon Solution, Inc. (“ISSI”) acquired Purple Ray, Inc. (“Purple Ray”) through a merger of Purple Ray with and into ISSI pursuant to the terms of an Agreement and Plan of Reorganization dated January 23, 2002. Purple Ray was a privately held research and development stage company developing network search engine and content addressable memory integrated circuits. The assets of Purple Ray consisted primarily of intellectual property. Under the terms of this acquisition, holders of Purple Ray securities will receive up to approximately 488,000 shares of ISSI’s common stock and ISSI assumed outstanding options to acquire Purple Ray common stock. The ISSI common stock was issued pursuant to Regulation D under the Securities Act of 1933, as amended. ISSI is obligated to file a Registration Statement on Form S-3 with respect to their sale of such shares. The shares of ISSI common stock issuable upon exercise of the Purple Ray options assumed in the merger shall be registered on Form S-8. The terms of the acquisition, including the purchase price, were negotiated by the parties.

Item 7.    Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.

     As of the date of filing of this Current Report on Form 8-K, the financial statements required by this Item 7(a) were not available. Such financial statements shall be filed by amendment to this Form 8-K no later than April 29, 2002.

(b)	Pro Forma Financial Information.

     As of the date of filing of this Current Report on Form 8-K, the pro forma financial information required by this Item 7(b) was not available. Such financial statements shall be filed by amendment to this Form 8-K no later than April 29, 2002.

       (c)         Exhibits

The following exhibit is filed herewith

2.1	Agreement and Plan of Reorganization dated January 23, 2002 by and among Integrated Silicon Solution, Inc., Purple Ray, Inc. and Chris Wu, as agent and attorney-in-fact for the shareholders of Purple Ray, Inc.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED SILICON SOLUTION, INC.

Date: February 28, 2002	By:	/S/ MICHAEL D. MCDONALD Michael D. McDonald Chief Financial Officer Vice President of Finance

EXHIBIT INDEX

2.1	Agreement and Plan of Reorganization dated January 23, 2002 by and among Integrated Silicon Solution, Inc., Purple Ray, Inc. and Chris Wu, as agent and attorney-in-fact for the shareholders of Purple Ray, Inc.